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                                                                   EXHIBIT 99.1




                                           News ReleaseFor information contact:
February 22, 2000                           Mutual Savings Bank
                                            Michael T. Crowley, Jr.
                                            (414) 354-1500 (Ext. 511)

                                            First Northern Capital Corp.
                                            Michael D. Meeuwsen
                                            (920) 437-7101 (Ext. 208)



MUTUAL SAVINGS BANK WILL ACQUIRE FIRST NORTHERN CAPITAL CORP.

                Unique Transaction will Allow Two of Wisconsin's
                        Premier Savings Banks to Combine

         Milwaukee, WI - MUTUAL SAVINGS BANK, Milwaukee, WI and FIRST NORTHERN CAPITAL CORP., Green Bay, WI (NASDAQ:FNGB) today announced that they have signed a definitive agreement for Mutual to acquire First Northern for an acquisition price of $15 per share. The transaction will create a financial services company with $2.6 billion in assets and seventy offices in Wisconsin and Minnesota.

         To accomplish the transaction Mutual will reorganize into a mutual holding company ("MHC") in which Mutual's depositors will hold all of the voting rights. The MHC in turn will form and own the majority interest in a subsidiary mid-tier stock holding company ("Mid-Tier HC"). The remaining shares of the Mid-Tier HC will be offered for sale to Mutual's depositors, pursuant to the terms of a Plan of Restructuring from Mutual Savings Bank to Mutual Holding Company, adopted by the Mutual Board of Directors on February 21, 2000, and issued to First Northern stockholders, along with cash, to pay the acquisition price. First Northern will merge into the Mid-Tier HC. The MHC will be the largest savings bank holding company in Wisconsin.

         The MHC and the Mid-Tier HC Boards of Directors will include all of the current members of the Mutual Board and four members of the First Northern Board. Michael T. Crowley, Jr. will be the Chief Executive Officer and Michael
D. Meeuwsen the Chief Operating Officer of the Mid-Tier HC.

         Mutual Savings Bank and First Northern Savings Bank will remain as separate banks but become wholly owned subsidiaries of the Mid-Tier HC. Customer deposits and loans will not be affected by the transaction and all Mutual and First Northern offices will remain open. Mutual and First Northern believe that this will be the first acquisition in the country to be accomplished simultaneously with a mutual holding company formation.



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         The total value of the acquisition transaction is approximately $133 million. Under the agreement, which has been approved by both parties' Boards of Directors, at least 40% of the total consideration to First Northern stockholders will be in the form of stock of the Mid-Tier HC. Mutual may increase the percentage of stock to up to 70%. The balance will be paid in cash. First Northern stockholders will be allowed to select all cash, all stock or a combination of cash and stock, subject to pro ration provisions of the merger agreement. The transaction will be tax free to First Northern stockholders to the extent they receive shares of the Mid-Tier HC.

         "This combination will significantly expand the geographic scope of Mutual's profitable and growing Wisconsin and Minnesota franchise," said Michael
T. Crowley, Jr., Mutual's President and CEO. "We are pleased to welcome First Northern's stockholders, customers and employees to the Mutual organization while maintaining First Northern as a locally managed community-focused bank," he said.

         Michael D. Meeuwsen, President and Chief Executive Officer of First Northern said, "This transaction allows our stockholders to receive an immediate and substantial return on their investment, while still allowing them to continue to invest in a much larger, statewide organization. First Northern will continue operating with the same dedicated employees and officers in our current bank office locations. We will be able to provide additional products and services for our valued customers."

         The transactions are conditioned upon First Northern stockholder and Mutual depositor approval, as well as bank regulatory agency approvals and other customary conditions. Regulatory filings are expected to be made based on first quarter 2000 financial results for both institutions, and the transactions are expected to close in the third or fourth quarter of 2000. The definitive agreement also grants Mutual an option to acquire up to 19.9% of First Northern shares if the definitive agreement is terminated under certain circumstances and First Northern proceeds with a different transaction.

         Mutual Savings Bank, with approximately $1.8 billion in assets at December 31, 1999, has fifty offices throughout Wisconsin and one office in Minnesota.

         First Northern Capital Corp., is traded on the NASDAQ National Market under the symbol "FNGB". First Northern, with $840 million in assets at December 31, 1999, has nineteen banking offices in northeastern Wisconsin.

         First Northern stockholders and other potential investors are urged to read the proxy statement of First Northern and the prospectus of the Mid-Tier HC, which will be filed in the future with the Securities and Exchange Commission, to obtain important additional information. After the documents are filed, interested persons will be able to obtain them free at the Securities and Exchange Commission's website at www.sec.gov. When the documents are finalized, they will be mailed to First Northern stockholders. Copies of the prospectus will be


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available free from Mid-Tier HC and copies of the proxy statement will be available free from First Northern.

         The discussions of potential future transactions and the effects of those transactions in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. In particular, consummation of each of the various announced transactions is subject to a number of conditions, including those described above. Therefore, as with any transaction, completion cannot be assured. In addition, First Northern's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. First Northern stockholders, Mutual depositors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The statements made herein are only made as of the date of this press release and neither Mutual nor First Northern undertakes any obligation to publicly update such statements to reflect subsequent events or circumstances.